EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q2:
  Beneficial ownership reporting compliance
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EXHIBIT A:
Report of Independent Auditors

To the Members and Board of Managers of
Excelsior Venture Investors III, LLC

In planning and performing our audit of the financial statements of Excelsior Venture Investors III, LLC (the
"Fund") for the year ended October 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of management and the Board of Directors of Excelsior
Venture Investors III, LLC and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP
December 10, 2001




EXHIBIT B:
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company's managers and executive officers and any persons holding more than 10% of the Company's outstanding shares are required to report their ownership of the Company's shares and any changes in ownership of the Company's shares to the Company and Securities and Exchange Commission. These filings have all been satisfied by the Company's current directors and executive officers although the Company notes that Mr. Alan Braverman, formerly an executive officer of the Company during the reporting period, failed to file his statement with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act reporting his tranfer of units in the Company to a third party and his ceasing to be a Section 16 reporting person contemporaneously with his termination from the Company.